Exhibit 99.1

VOLCANO CORPORATION REPORTS THIRD QUARTER 2012 RESULTS
(SAN DIEGO, CA), November 6, 2012-Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision guided therapy tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, today reported results for the third quarter of 2012.
For the quarter ended September 30, 2012, Volcano reported revenues of $93.7 million, an increase of nine percent on a reported basis and 12 percent on a constant currency basis after adjusting for a three percent negative impact from foreign currency. Medical segment revenues increased nine percent on a reported basis and 12 percent on a constant currency basis versus the third quarter a year ago.
The company reported net income of $2.0 million, or $0.04 per diluted share, in the third quarter of 2012, versus net income of $2.6 million, or $0.05 per diluted share, in the third quarter of 2011.
For the first nine months of 2012, Volcano reported revenues of $279.4 million, an increase of 11 percent on a reported basis and 12 percent on a constant currency basis versus the same period a year ago. The company reported net income of $5.5 million, or $0.10 per diluted share, compared with net income of $8.7 million, or $0.16 per diluted share, in the first nine months of 2011.
“Volcano demonstrated strong momentum in the quarter as we continued to execute on our functional PCI market development and market share strategies despite a challenging economic environment, particularly in Europe,” said Scott Huennekens, president and chief executive officer.
“We generated a 13 percent increase in our disposable revenues on a constant currency basis, driven by the continued strong growth of our FFR (Fractional Flow Reserve) disposable business, where revenues grew 54 percent year-over-year on constant currency basis with solid increases across all of our key geographies,” he noted.
“Helping to drive the growth of our FFR business is the growing volume of positive data, including the FAME II data that showed the use of FFR ensured that the right patients received stents and reduced revascularization and rehospitalization rates,” Huennekens added. “The FAME II data has been augmented by the release of a number of important FFR studies at the recent Transcatheter Cardiovascular Therapeutics (TCT) conference that further portrayed FFR as not only the gold standard for determining ischemia, but also as an important contributor to achieving improved patient outcomes in a cost-effective manner.”
“In addition to the release of favorable data at TCT, we received positive feedback from clinicians to new products and those in our development pipeline, including the newly-launched PrimeWire Prestige® PLUS pressure guide wire with AccuSense™ technology, which provides additional stability during long procedures,” Huennekens noted.
“We also exhibited our new Visions® PV .035 Digital IVUS (Intravascular Imaging) catheter, which recently received market clearance in both the U.S. and Europe. These approvals represent an important milestone in our strategy to expand market adoption of IVUS in new indications as the device has applications in large vessels, such as atherectomy, venous and other complex lesion indications,” he stated.
Guidance for 2012
The company provided updated guidance for fiscal 2012. The company now expects total revenues for 2012 will be in the range of $380-$384 million versus prior guidance of $384-$390 million, due to its transition to a direct sales model in Spain and continued softness in PCI activity, primarily in the U.S. It continues to expect gross margins of 65-66 percent. It now expects operating expenses will be 59-60 percent of revenues versus prior guidance of 58-59 percent of revenues. The company continues to expect earnings per diluted share of $0.18-$0.21 and that weighted average shares on a diluted basis for the year will be approximately 55.5 million shares.
Conference Call Information
The company will hold a conference call at 2 p.m., Pacific Standard Time (5 p.m., Eastern Standard Time) today. The teleconference can be accessed by calling (631) 291-4555, passcode 40234244, or via the company's website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through November 13 at (404) 537-3406, passcode 40234244, and via the company's website at http://www.volcanocorp.com.

About Volcano
Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information-using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company's website at www.volcanocorp.com.
Note Regarding Use of Non-GAAP Financial Measures
Volcano reports changes in revenue on a constant currency basis, which is a non-GAAP financial measure. Volcano believes that investors' understanding of the company's short-term and long-term financial trends is enhanced by taking into consideration the impact of foreign currency translation on revenue. In addition, Volcano's management uses results of operations before currency translation to evaluate the operational performance of Volcano and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano's business that are not historical facts may be considered “forward-looking statements.” Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that may cause Volcano's actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the risk that Volcano's revenue, expense, earnings, earnings per share, margin or tax rate projections may turn out to be inaccurate or Volcano may encounter unanticipated difficulty in achieving those projections; global and regional macroeconomic conditions, generally, and in the medical device and telecom industries specifically; currency exchange rate fluctuations; the effect of competitive factors and the company's reactions to those factors; purchasing decisions with respect to the company's products; the pace and extent of market adoption of the company's products and technologies; uncertainty in the process of obtaining regulatory approval or clearance for Volcano's products or devices; the success of Volcano's growth strategies; risks associated with Volcano's international operations; timing and achievement of product development milestones; outcome of ongoing or future litigation; the impact and benefits of market development; our ability to protect our intellectual property; dependence upon third parties; unexpected new data, safety and technical issues; market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano's filings made with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.
Contact Information:
John Dahldorf
Chief Financial Officer
Volcano Corp.
(858) 720-4020

or
Neal B. Rosen
(650) 458-3014

VOLCANO CORPORATION
REVENUE SUMMARY
(in millions)
(unaudited)

	Three Months Ended September 30,		Percentage Change	Currency Impact		Constant Currency
	2012	2011	2011 to 2012	Dollar	Percentage	Percentage Change
Medical segment:
Consoles:
United States	$6.0	$6.0	—%	$—	—%	—%
Japan	0.8	0.6	31	—	(1)	32
Europe	1.4	1.5	(8)	(0.2)	(14)	6
Rest of world	1.5	1.6	(6)	—	—	(6)
Total Consoles	$9.7	$9.7	—	$(0.2)	(2)	2

IVUS single-procedure disposables:
United States	$19.1	$18.3	5%	$—	—%	5%
Japan	23.1	23.7	(2)	(0.2)	—	(2)
Europe	4.7	6.2	(23)	(0.7)	(11)	(12)
Rest of world	1.7	1.6	1	—	—	1
Total IVUS single-procedure disposables	$48.6	$49.8	(2)	$(0.9)	(1)	(1)

FFR single-procedure disposables:
United States	$13.0	$9.3	40%	$—	—%	40%
Japan	4.0	1.4	192	—	(3)	195
Europe	6.5	5.7	15	(1.0)	(17)	32
Rest of world	1.1	0.3	213	—	—	213
Total FFR single-procedure disposables	$24.6	$16.7	48	$(1.0)	(6)	54

Other	$7.8	$6.8	15%	$(0.1)	(1)%	16%
Sub-total medical segment	$90.7	$83.0	9	$(2.2)	(3)	12

Industrial segment	$3.0	$2.8	5%	$—	—%	5%
Total	$93.7	$85.8	9	$(2.2)	(3)	12

VOLCANO CORPORATION
REVENUE SUMMARY
(in millions)
(unaudited)

	Nine Months Ended September 30,		Percentage Change	Currency Impact		Constant Currency
	2012	2011	2011 to 2012	Dollar	Percentage	Percentage Change
Medical segment:
Consoles:
United States	$17.8	$17.6	1%	$—	—%	1%
Japan	2.1	1.7	22	0.1	2	20
Europe	4.2	6.3	(33)	(0.5)	(8)	(25)
Rest of world	4.4	3.8	16	—	—	16
Total Consoles	$28.5	$29.4	(3)	$(0.4)	(2)	(1)

IVUS single-procedure disposables:
United States	$59.3	$56.2	5%	$—	—%	5%
Japan	73.7	68.6	8	1.4	2	6
Europe	15.6	17.8	(12)	(1.6)	(8)	(4)
Rest of world	5.1	4.8	6	—	—	6
Total IVUS single-procedure disposables	$153.7	$147.4	4	$(0.2)	—	4

FFR single-procedure disposables:
United States	$37.4	$26.1	43%	$—	—%	43%
Japan	8.9	3.3	169	0.1	3	166
Europe	19.1	17	12	(2.0)	(12)	24
Rest of world	2.3	1.5	51	—	—	51
Total FFR single-procedure disposables	$67.7	$47.9	41	$(1.9)	(4)	45

Other	$21.3	$16.6	29%	$(0.1)	—%	29%
Sub-total medical segment	$271.2	$241.3	12	$(2.6)	(1)	13

Industrial segment	$8.2	$9.5	(13)%	$—	—%	(13)%
Total	$279.4	$250.8	11	$(2.6)	(1)	12

VOLCANO CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$93,656	$85,767	$279,389	$250,798
Cost of revenues, excluding amortization of intangibles	33,248	29,538	94,797	84,175
Gross profit	60,408	56,229	184,592	166,623
Operating expenses:
Selling, general and administrative	40,699	36,034	127,035	106,982
Research and development	13,032	13,928	40,560	40,337
Amortization of intangibles	710	860	2,470	2,572
Total operating expenses	54,441	50,822	170,065	149,891
Operating income	5,967	5,407	14,527	16,732
Interest income	223	226	656	701
Interest expense	(1,844)	(1,834)	(4,993)	(5,895)
Exchange rate loss	(218)	(502)	(319)	(1,181)
Other expense, net	(23)	—	(31)	(2)
Income before income tax	4,105	3,297	9,840	10,355
Income tax expense	2,130	669	4,295	1,684
Net income	$1,975	$2,628	$5,545	$8,671
Net income per share:
Basic	$0.04	$0.05	$0.10	$0.17
Diluted	$0.04	$0.05	$0.10	$0.16
Shares used in calculating net income per share:
Basic	53,659	52,517	53,309	52,188
Diluted	55,265	54,947	55,097	54,605

VOLCANO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,
	2012	2011
Operating activities
Net income	$5,545	$8,671
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,448	17,159
Amortization of investment premium, net	2,023	2,727
Accretion of debt discount on convertible senior notes	3,700	3,470
Non-cash stock compensation expense	11,428	9,605
Other non-cash adjustments	2,502	80
Changes in operating assets and liabilities	(5,362)	(21,159)
Net cash provided by operating activities	37,284	20,553
Investing activities
Purchase of short-term and long-term available-for-sale securities	(237,669)	(255,261)
Sale or maturity of short-term and long-term available-for-sale securities	188,556	266,363
Capital expenditures	(36,589)	(30,374)
Cash paid for other intangibles and investments	(3,107)	(1,673)
Proceeds from foreign currency exchange contracts	1,187	1,164
Payment for foreign currency exchange contracts	(215)	(3,962)
Net cash used in investing activities	(87,837)	(23,743)
Financing activities
Repayment of debt	(68)	(46)
Proceeds from sale of common stock under employee stock purchase plan and exercise of common stock options	12,288	12,620
Net cash provided by financing activities	12,220	12,574
Effect of exchange rate changes on cash and cash equivalents	24	278
Net (decrease) increase in cash and cash equivalents	(38,309)	9,662
Cash and cash equivalents, beginning of year	107,016	43,429
Cash and cash equivalents, end of year	$68,707	$53,091

VOLCANO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$68,707	$107,016
Short-term available-for-sale investments	173,079	112,327
Accounts receivable, net	71,134	69,469
Inventories	49,392	41,306
Prepaid expenses and other current assets	19,797	19,939
Total current assets	382,109	350,057
Restricted cash	693	692
Long-term available-for-sale investments	17,348	30,919
Property and equipment, net	103,006	81,097
Intangible assets, net	15,865	15,245
Goodwill	2,487	2,487
Other non-current assets	17,463	16,227
Total Assets	$538,971	$496,724

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,160	$12,911
Accrued compensation	18,655	20,251
Accrued expenses and other current liabilities	23,512	16,689
Deferred revenues	8,603	7,077
Current maturities of long-term debt	48	72
Total current liabilities	64,978	57,000
Convertible senior notes	99,238	95,663
Other long-term debt	38	74
Deferred revenues	3,719	3,168
Other non-current liabilities	1,801	1,582
Total liabilities	169,774	157,487
Stockholders' equity	369,197	339,237
Total Liabilities and Stockholders' Equity	$538,971	$496,724